TENTH AMENDMENT TO
ETF DISTRIBUTION AGREEMENT
THIS TENTH AMENDMENT (this “Amendment”) to the ETF distribution agreement dated December 27, 2021 (the “Agreement”), between Series Portfolios Trust (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (together with the Trust, the “Parties”), a Delaware limited liability company, has an Effective Date of January 22, 2026.
RECITALS

WHEREAS, the Parties have entered into the Agreement.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 8(b) of the Agreement allows for its amendment by a written instrument executed by all parties.
NOW, THEREFORE, the Parties agree that:

1.Exhibit A of the Agreement is replaced by Exhibit A attached hereto.
2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.
3.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF. the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

SERIES PORTFOLIOS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Ryan L. Roell	By: /s/ Teresa Cowan
Name: Ryan L. Roell	Name: Teresa Cowan
Title: President	Title: President
Date: 1/27/2026	Date: 1/27/26

EXHIBIT A

Infrastructure Capital Equity Income ETF (NYSE: ICAP)
AdaptivTM Select ETF (NYSE: ADPV)
Eldridge BBB-B CLO ETF (NYSE: CLOZ)
Eldridge AAA CLO ETF (NYSE: CLOX)
Infrastructure Capital Small Cap Income ETF (NYSE: SCAP)
Infrastructure Capital Bond Income ETF (NYSE: BNDS)
Elm Market Navigator ETF (NYSE: ELM)
Equable Shares Hedged Equity ETF (NYSE: HEDG)
Hexis Active Nicotine Engagement ETF (NYSE: NICO)
Acuitas Small Cap Active ETF (The Nasdaq Stock Market LLC: AIMS)